Exhibit 99.1

BIO-TECHNE ANNOUNCES AGREEMENT TO ACQUIRE PROTEINSIMPLE

Minneapolis/June 17, 2014/—Techne Corporation (NASDAQ: TECH) (d/b/a Bio-Techne) announced today that it has agreed to acquire ProteinSimple for $300 million in cash. The closing of the acquisition is subject to the satisfaction of customary closing conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The acquisition is not subject to any financing contingencies. The transaction will be financed through a combination of cash on hand and a new revolving line of credit facility that Bio-Techne expects to obtain prior to the closing of the acquisition.

ProteinSimple develops and commercializes proprietary systems and consumables for protein analysis that ultimately help reveal new insights into the true nature of proteins. ProteinSimple tools have revolutionized the analysis of proteins and provide a level of reliability, ease of use and performance that improves overall productivity and consistency in lab results.

At the core of the ProteinSimple success story is the Simple Western. The most recent instrument in the Simple Western family is Wes, which can deliver 25 Western blot results in less than 3 hours. Western blotting remains one of the most frequently practiced life science techniques and providing tools that speed up and improve this process is highly desirable in the competitive research field. ProteinSimple also provides high-throughput Western blotting instruments (Peggy Sue and Sally Sue) which further drive lab productivity.

ProteinSimple is based in the heart of Silicon Valley in Santa Clara, California and has over 200 employees. It also has manufacturing operations in Canada and sales offices in Japan and China. Its large sales and technical support staff (numbering in excess of 100) is highly skilled in instrument sales and support. ProteinSimple has a robust and growing revenue stream from the sale of consumables associated with each of the instruments. ProteinSimple revenues for the last twelve months ending May 31, 2014 were $57.1 million and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) were $7.9 million. These figures represent a 30% growth in revenues from the previous same period.

Bio-Techne is a leading developer and manufacturer of purified proteins – notably cytokines and growth factors, antibodies, immunoassays and biologically active small molecule compounds which are sold to biomedical researchers and clinical research laboratories. ProteinSimple customers include top pharmaceutical and biotechnology companies, and with the introduction of instruments like Wes, are expected to strongly drive platform adoption in academic research labs. This is similar to the customer base Bio-Techne currently serves with its biological products.

Charles R. Kummeth, President and Chief Executive Officer of Bio-Techne, commented, “We are delighted to welcome ProteinSimple into Bio-Techne! This collaboration offers numerous possibilities for creating full protein analysis solutions, with an emphasis on purity and identification which will be extremely useful for our customers. R&D Systems brand proteins, antibodies and related research reagents fit perfectly with this state-of-the-art platform and this is only the latest action demonstrating our intention to continue to offer customers new and innovative tools for cutting-edge research. We view this acquisition as a natural fit to Bio-Techne’s product line. Bio-Techne sells many antibody reagents which are also validated for Western blot use. These reagents tie well into the consumables needs of ProteinSimple customers. This business adds significant benefits by expanding our sales force and signals our desire to participate as an innovative force in the laboratory instruments space, to better leverage our consumables business of high quality reagents.”

ProteinSimple Chief Executive Officer, Tim Harkness, added, “Strategically, the fit is excellent. Both ProteinSimple and Bio-Techne have a desire to improve life science research by providing customers with the best possible tools and reagents. The combined business will represent a one-stop-shop for our customers and position us well to compete in the global market.”

ProteinSimple will continue as a division of Bio-Techne under the leadership of Mr. Harkness. The ProteinSimple leadership team will also remain in place following the closing.

JPMorgan is acting as exclusive financial advisor to ProteinSimple and Cooley LLP is serving as ProteinSimple’s legal counsel. Fredrikson & Byron, P.A. is serving as Bio-Techne’s legal counsel. The transaction is expected to close on or around July 31, subject to regulatory clearances and the satisfaction of all other closing conditions.

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Techne Corporation (d/b/a Bio-Techne), NASDAQ: TECH, is a global life sciences company providing innovative bioactive tools and resources for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With over 24,000 products in its portfolio, Bio-Techne generated approximately $311 million in net sales in fiscal year 2013 and has over 1,000 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Forward-Looking Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the Company’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements, including those relating to (i) the anticipated closing date of the acquisition, (ii) the Company’s financing for the acquisition, (iii) future performance and prospects of ProteinSimple, and (iv) the expected benefits of the acquisition on the Company’s business and operations, involve risks and uncertainties that may affect actual results. The following important factors, among others, have affected and, in the future, could affect actual results: receipt of regulatory approvals and the satisfaction of closing conditions, the Company’s ability to secure financing for the acquisition, the integration of ProteinSimple into the Bio-Techne group of companies, the actual financial results of ProteinSimple, the effect of new branding and marketing initiatives, the integration of new leadership, the introduction and acceptance of new biotechnology and clinical control products, the levels and particular directions of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Contact:

James Hippel, Chief Financial Officer

(612) 379-8854